SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 23, 2009

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-042968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 23, 2009, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 23, 2009, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, the terms of which affect our revolving working capital loan, revolving term loan and covenants.  Under the revolving working capital loan, the amount that we may borrow is decreased from $40 million to $30 million.  Advances on the revolving credit agreement are secured and limited to qualifying inventory and accounts receivable, net of accrued commodity purchases.  In addition, the interest rate under the working capital loan is amended. Prior to the amendment, the variable interest rate was LIBOR (One-Month LIBOR Index Rate) plus 2.9%, adjusted weekly. After the amendment, the variable rate option is LIBOR (One-Month LIBOR Index Rate) plus 3.0%.

Under the revolving term loan, our variable interest rate is increased. Prior to the amendment, the interest rate was subject to LIBOR (One-Month LIBOR Index Rate) plus 2.9%, adjusted weekly. Under the amendment, the variable rate is LIBOR (One-Month LIBOR Index Rate) plus 3.25%.

Finally, our working capital covenant is amended. Prior to the amendment, our minimum working capital requirement was $9.0 million. After the amendment, our minimum working capital requirement is reduced to $7.5 million at the end of each fiscal year and $6.0 million at the end of each other period for which financial statements are required to be furnished.

All other material items and conditions under the Master Loan Agreement and subsequent amendments remain the same following this amendment. The amendment to the Master Loan Agreement and amendments to related agreements will be filed as an exhibit in our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: September 25, 2009	/s/ Rodney Christianson
Rodney Christianson, Chief Executive Officer